Exhibit 10.7

STANDARD OFFICE LEASE AGREEMENT (NET)

THIS LEASE AGREEMENT (hereafter called the “Lease Agreement”) made as of the              day of August, 2002 by and between UNITED PROPERTIES INVESTMENT LLC, a Minnesota limited liability company having offices at Suite 200, 3500 West 80th Street, Bloomington, Minnesota, 55431 (hereafter called the “Landlord”) and CORVU CORPORATION, a Minnesota corporation (hereafter called the “Tenant”).

WITNESSETH

FOR AND IN CONSIDERATION of the sum of One Dollar ($1.00) in hand paid by each of the parties to the other, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1 - PREMISES AND TERM

A.    Landlord does hereby lease and let unto Tenant, and Tenant does hereby hire, lease and take from Landlord, that area outlined in red or otherwise described on Exhibit A-1 attached hereto, and by this reference incorporated herein, and described as Suite 445 containing approximately 6,567 rentable square feet, (hereafter called the “Premises”) at Southdale Place, 3400 West 66th Street (hereafter called the “Building”) in the City of Edina, County of Hennepin, State of Minnesota.  The term Building as it is used herein shall consist of the land and building(s) set forth in Exhibit A-2 hereto.

B.    To have and to hold said Premises for a term of sixty (60) months commencing September 1, 2002 and terminating August 31, 2007 (hereafter called the “Term”) upon the rentals and subject to the conditions set forth in this Lease Agreement, and the Exhibits attached hereto.  The commencement and termination dates are specifically subject to the provisions of Article 5 hereof.

ARTICLE 2 - USE

The Premises shall be used by the Tenant solely for the following purposes: General office use

ARTICLE 3 - RENTALS

Tenant agrees to pay to Landlord as minimum rental (hereafter called “Minimum Rental”) for the Premises, without notice, set-off or demand, the following amounts per month:

Month of Term	Annual Rate Per RSF	Monthly Minimum Rental
1 to 12, inclusive	$9.50	$5,198.88
13 to 24, inclusive	$9.75	$5,335.69
25 to 36, inclusive	$10.00	$5,472.50
37 to 48, inclusive	$10.25	$5,609.31
49 to 60, inclusive	$10.50	$5,746.13

Said monthly installments shall be due and payable by Tenant in advance on the first day of each calendar month during the Term of this Lease Agreement, or any extension or renewal thereof, at the office of Landlord set forth in the preamble to this Lease Agreement or at such other place as Landlord may designate.  In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Minimum Rental.  Tenant agrees to pay, as Additional Rental, which shall be collectible to the same extent as Minimum Rental, all amounts which may become due to Landlord hereunder and any tax, charge or fee that may be levied, assessed or imposed upon or measured by the rents reserved hereunder by any governmental authority acting under any present or future law before any fine, penalty, interest or costs may be added thereto for non-payment.  Pursuant to Article 6 hereof, Landlord’s estimated Operating Expenses for 2002 are $7.03 per rentable square foot and estimated Real Estate Taxes payable in 2002 are $3.69 per rentable square foot.

ARTICLE 4 - CONSTRUCTION

Tenant acknowledges and agrees that it shall be leasing the Premises in their existing “as is” condition without any obligation on the part of Landlord to make any alterations, modifications or improvements thereto.  Any improvements to the Premises and the furnishing of the Premises, shall be made by Tenant at the sole cost and expense of Tenant, subject to all other provisions of this Lease Agreement, including Article 12 hereof.  Notwithstanding the foregoing, on the commencement date of this Lease Agreement, Landlord shall furnish Tenant with an allowance of $16,417.50 ($2.50 per rentable square foot of Premises) to be utilized by Tenant for the installation of Wiring (as defined in Article 19 hereof) and for such other purposes as Tenant may elect.

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ARTICLE 5 - POSSESSION

It is acknowledged by the parties that Tenant is currently in possession of the Premises hereunder pursuant to a certain sublease agreement which expires on August 31, 2002.  On September 1, 2002 Landlord shall, without further act or deed of the parties, be deemed to have automatically delivered possession of the Premises hereunder to Tenant in the condition required by this Lease Agreement.

ARTICLE 6 - TENANT’S PRO RATA SHARE OF REAL ESTATE TAXES AND OPERATING EXPENSES

A.    During each full or partial calendar year during the Term of this Lease Agreement, Tenant shall pay to Landlord, as Additional Rental, an amount equal to the Real Estate Taxes and Operating Expenses (both as hereafter defined) per square foot of rentable area in the Building multiplied by the number of square feet of rentable area in the Premises prorated for the period that Tenant occupied the Premises.  In the event that during all or any portion of any calendar year, the Building is not fully rented and occupied Landlord may make any appropriate adjustment in occupancy-related Operating Expenses for such year for the purpose of avoiding distortion of the amount of such Operating Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing sound accounting and management principles to determine Operating Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Operating Expenses for such year.

B.    Landlord shall, each year during the Term of this Lease Agreement, give Tenant an estimate of Operating Expenses and Real Estate Taxes payable per square foot of rentable area for the coming calendar year.  Tenant shall pay, as Additional Rental, along with its monthly Minimum Rental payments required hereunder, one-twelfth (1/12) of such estimated Operating Expenses and Real Estate Taxes and such Additional Rental shall be payable until subsequently adjusted for the following year pursuant to this Article.

C.    As soon as possible after the expiration of each calendar year, but in no event later than one hundred twenty (120) days thereafter, Landlord shall determine and certify to Tenant the actual Operating Expenses and Real Estate Taxes for the previous year per square foot of rentable area in the Building and the amount applicable to the Premises.  If such statement shows that Tenant’s share of Operating Expenses and Real Estate Taxes exceeds Tenant’s estimated monthly payments for the previous calendar year, then Tenant shall, within twenty (20) days after receiving Landlord’s certification, pay such deficiency to Landlord.  In the event of an overpayment by Tenant, such overpayment shall be refunded to Tenant, at the time of certification, in the form of an adjustment in the Additional Rental next coming due, or if at the end of the Term by a refund.  By giving written notice to Landlord no later than ninety (90) days following receipt by Tenant of Landlord’s annual statement, Tenant, by its agents or employees engaged on a non-contingency based fee arrangement, shall have the right, at Tenant’s cost and expense, to audit the books and records of Landlord and/or its property manager relating to the Operating Expenses and Real Estate Taxes that are the subject of such statement, said audit to be at the office of Landlord’s property manager and on a date reasonably acceptable to Landlord and Tenant.  Landlord shall be provided with a written report of such audit in reasonable detail and such audit shall be subject to verification and rebuttal by Landlord.  In the event such audit establishes that Tenant was overcharged for Operating Expenses or Real Estate Taxes, the amount of such overcharge shall be refunded to Tenant in the form of an adjustment in the Additional Rental next coming due, or if at the end of the Term by a refund in cash.  Conversely, in the event such audit establishes that Tenant was undercharged for Operating Expenses or Real Estate Taxes, the amount of such undercharge shall be paid by Tenant to Landlord in cash within twenty (20) days following the conclusion of the audit.

D.    For the purposes of this Article, the term “Real Estate Taxes” means the total of all taxes, fees, charges and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, which become due and payable against or upon the Building, the parcel(s) of land upon which it is located, excluding, however, federal and state or other taxes on net income, death taxes, excess profit taxes or franchise taxes or penalties on late payment of Real Estate Taxes or assessments unless caused by Tenant.  All reasonable costs and expenses incurred by Landlord during negotiations for or contests of the amount of Real Estate Taxes shall be included within the term “Real Estate Taxes.” For purposes of this Article, the term “Operating Expenses” shall be deemed to mean all costs and expenses directly related to the Building incurred by Landlord in the repair, operation, management and maintenance of the Building including interior and exterior and common area maintenance, management fees, cleaning expenses, energy expenses, insurance premiums, and the amortization of capital investments made that are reasonably likely to reduce operating costs, that are necessary due to governmental requirements or that are required by the insurer under any insurance policy carried on the Building by Landlord, all as determined on a commercially reasonable basis by Landlord.  Notwithstanding anything herein to the contrary, the term “Operating Expenses” shall not be deemed to include any of the costs or expenses set forth in Exhibit B attached hereto.

E.     Landlord may at any time designate a fiscal year in lieu of a calendar year and in such event, at the time of such a change, there may be a billing for the fiscal year which is less than 12 calendar months.

F.     Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes.

ARTICLE 7 - UTILITIES AND SERVICE

A.    Landlord agrees to furnish water, electricity, elevator service, and janitorial service.  In the event Tenant’s requirements and/or usage of such utilities and services is substantially greater than is customarily supplied to a typical tenant in the Building, Landlord or Tenant may request that the difference in such requirement and/or usage be determined and that appropriate adjustments be made in the Minimum Rental provided for in Article 3 of this Lease Agreement.

B.    Landlord agrees to furnish heat during the usual heating season and air conditioning during the usual air conditioning season in accordance with the standards of comparable office buildings, all during normal business hours as defined in this Lease Agreement.  Notwithstanding the foregoing, upon reasonable advance notice by Tenant to Landlord, HVAC services shall be made available to the Premises after normal business hours, at a charge to Tenant not to exceed Landlord’s actual costs therefor.

C.    No temporary interruption or failure of such services incidental to the making of repairs, alterations or improvements, or due to accidents or strike or conditions or events not under Landlord’s control, shall be deemed as an eviction of the Tenant or relieve the Tenant from any of the Tenant’s obligations hereunder.  Notwithstanding the foregoing, in the event (i) either (x) such interruption or failure of services is caused by the negligence or willful misconduct of Landlord or (y) the restoration of such services is within the reasonable control of Landlord and Landlord fails to take commercially reasonable steps to restore such services as soon as reasonably possible, (ii) the interruption or failure of such services continues for a period of five (5) consecutive business days following notice by Tenant to Landlord, and (iii) as a result of such interruption or failure of services, the Premises, or a portion thereof are rendered untenantable and, in fact, Tenant does not use the untenantable portion of the Premises for its normal business operations during said period of time, then in such case, the payment of Minimum Rental and Additional Rental under Article 6 of this Lease Agreement shall thereafter abate, in the proportion that the untenantable portion of the Premises bears to the entire Premises, until such time as such services are restored to the untenantable portion of the Premises or Tenant begins again to use such Premises for its normal business operations, whichever occurs first.

D.    For the purposes of this Article 7, normal business hours shall be deemed to mean the periods of time between 6:00 a.m. and 6:00 p.m., Monday through Friday and 8:00 a.m. and 1:00 p.m. on Saturdays, and specifically excluding Sundays and legal holidays.  Notwithstanding the foregoing, Tenant shall have elevator access to the Premises all day, every day subject to Landlord’s card access system and other security measures.

ARTICLE 8 - NON-LIABILITY OF LANDLORD

Except in the event of gross negligence of Landlord, its agents, employees or contractors and except as may otherwise be provided in Article 7C above, Landlord shall not be liable to Tenant or its employees for any loss or damage for failure to furnish heat, air conditioning, electricity, elevator service, water, sprinkler system or janitorial service.  Landlord shall not be liable to Tenant or its employees for personal injury, death or any damage from any cause about the Premises or the Building except if caused by Landlord’s gross negligence.

ARTICLE 9 - CARE OF PREMISES

A.    Tenant agrees:

1.     To keep the Premises in as good condition and repair as they were in at the time Tenant took possession of same, reasonable wear and tear and damage from fire and other casualty for which insurance is normally procured excepted;

2.     To keep the Premises in a clean and sanitary condition;

3.     Not to commit any nuisance or waste on the Premises, overload the Premises or the electrical, water and/or plumbing facilities in the Premises or Building, throw foreign substances in plumbing facilities, or waste any of the utilities furnished by Landlord;

4.     To abide by such rules and regulations as may from time to time be reasonably promulgated by Landlord;

5.     To preserve and protect all carpeted areas; and

6.     To obtain Landlord’s prior approval, which approval shall not be unreasonably withheld, of the interior design of any portion of the Premises visible from the common areas or from the outside of the Building.  “Interior design” as used in the preceding sentence shall include but not be limited to floor and wall coverings, furniture, office design, artwork and color scheme.

B.    If Tenant shall fail to keep and preserve the Premises in the state of condition required by the provisions of this Article 9, the Landlord may, at its option upon fifteen (15) days prior written notice to Tenant and failure of Tenant to cure during said period of time (except in the case of an emergency, when no notice or opportunity to cure need be given), put or cause the same to be put into the condition and state of repair agreed upon, and in such case the Tenant, on demand, shall pay the cost thereof.

C.    Subject to Landlord’s right to be paid for any Operating Expenses incurred by Landlord that may properly apply and be payable in accordance with Article 6 above, Landlord shall keep in good order, condition and repair, the common areas of the Building as well as the structural parts of the Building, including the roof, load bearing walls, foundation and interior support columns and the mechanical and utility systems of the Building (including the standard office mechanical and utility systems installed as part of the existing improvements to the Premises, but excluding, however, any additional mechanical or utility systems that are installed by or on behalf of Tenant which are in addition to those provided to typical office tenants in the Building) except that Tenant shall be responsible (subject to Article 17 below) for the cost of repairs that are caused by the fault or negligence of Tenant, its contractors, agents, employees or invitees.

ARTICLE 10 - NON-PERMITTED USE

Tenant agrees to use the Premises only for the purposes set forth in Article 2 hereof.  Tenant further agrees not to commit or permit any act to be performed on the Premises or any omission to occur which shall be in violation of any statute, regulation or ordinance of any governmental body (collectively, the “Laws”) or which will increase the insurance rates on the Building or which will be in violation of any insurance policy carried on the Building by the Landlord.  Tenant, at its expense, shall comply with all Laws applicable to Tenant’s specific use of the Premises and shall promptly comply with all governmental orders, rulings and directives for the correction, prevention and abatement of any violation in connection with Tenant’s specific use of the Premises, including the making of any alterations or improvements to the Premises, all at Tenant’s sole cost and expense.  The Tenant shall not disturb other occupants of the Building by making any undue or unseemly noise or otherwise and shall not do or permit to be done in or about the Premises anything which will be dangerous to life or limb.

ARTICLE 11 - INSPECTION

So long as Tenant’s use of the Premises for its normal business operations is not materially interfered with, the Landlord or its employees or agents shall have the right, upon reasonable advance notice to Tenant (except in the case of an emergency, when no notice need be given) and without any diminution of rent or other charges payable hereunder by Tenant, to enter the Premises at all reasonable times for the purpose of exhibiting the Premises to prospective tenants or purchasers or existing or prospective mortgagees of the Building (“Mortgagees”), inspection, cleaning, repairing, testing, altering or improving the same or said Building, but nothing contained in this Article shall be construed so as to impose any obligation on the Landlord to make any repairs, alterations or improvements.

ARTICLE 12 - ALTERATIONS

Tenant will not make any alterations, repairs, additions or improvements in or to the Premises (for purposes of this Article 12, any of the foregoing being referred to as the “Work”) or add, disturb or in any way change any plumbing, wiring, life/safety or mechanical systems, locks, or structural portions of the Building without  the  prior  written  consent of the Landlord as to the character of the Work, the manner of  doing  the  Work, and  the  contractor(s)  doing  the  Work.  Such consent shall not be unreasonably withheld or delayed, if such Work is required of Tenant or is the obligation of Tenant pursuant to this Lease Agreement.  As a condition to Landlord’s consent to Work proposed by Tenant, Landlord may impose such reasonable conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish surety performance and/or payment bonds or other security for the payment of all costs incurred in connection with such Work, insurance against liabilities that may arise out of such Work, plans and specifications approved by Landlord, which approval shall not be unreasonably withheld or delayed and permits necessary for such Work.  Notwithstanding anything herein to the contrary, Tenant may, without the consent of Landlord, perform Work of a non-structural nature costing no more than $2,500.00 in any one instance so long as the plumbing, wiring, life/safety and mechanical systems of the Building are not disturbed or changed in any way and Tenant gives Landlord at least twenty (20) days written notice prior to performing such Work describing in reasonable detail the nature of same and the contractor(s) doing the Work.  If any such Work is performed by contractor(s) not retained by Landlord, Tenant shall upon completion of such Work, (i) deliver to Landlord evidence that payment for all such Work has been made by Tenant, contractors’  affidavits and full and final mechanic’s lien waivers and (ii) pay to Landlord a construction supervision fee of five percent (5%) of the total cost of such Work, but in no event less than $500.00 to reimburse Landlord for the costs incurred by its construction manager in inspecting and supervising such Work. All such Work shall be done in a good and workmanlike manner using quality materials and shall comply with all applicable governmental laws, ordinances, rules and regulations. Tenant agrees to indemnify and hold Landlord free and harmless from any liability, loss, cost, damage or expense (including reasonable attorney’s  fees) arising out of  any  of such  Work performed by or on behalf of Tenant.  The provisions of Article 27 of this Lease Agreement shall apply to all Work performed under this Article 12.

ARTICLE 13 - SIGNS

Tenant agrees that no signs or other advertising materials shall be erected, attached or affixed to any portion of the interior or exterior of the Premises or the Building without the express prior written consent of Landlord.  Landlord hereby consents to Tenant’s existing suite-entry signage and further agrees that Tenant may continue to have its name included in the directory for the Building.  It is acknowledged by the parties that Tenant’s name is currently on the monument sign for the Building (the “Monument Sign”).  Subject to the following terms and conditions, Tenant may continue to have its name on the Monument Sign under this Lease Agreement. However, in the event Landlord shall enter into a lease agreement with a third party tenant and such third party tenant has required under such lease agreement that its name and/or logo be on the Monument Sign, either (i) at Landlord’s expense, Tenant’s name shall be removed from the Monument Sign entirely if such third party tenant will be leasing more space in the Building than Tenant hereunder or (ii) otherwise, the location and/or size of Tenant’s name on the Monument Sign shall be adjusted at Landlord’s expense, so as to enable such third party tenant to have its name and/or logo included on the Monument Sign.

ARTICLE 14 - COMMON AREAS

                A.    Tenant agrees that the use of all corridors, passageways, elevators, toilet rooms, parking areas and landscaped areas in and around said Building, by the Tenant or Tenant’s employees, visitors or invitees, shall be subject to such reasonable rules and regulations as may from time to time be made by Landlord for the safety, comfort and convenience of the owners, occupants, tenants and invitees of said Building.  Tenant agrees that no awnings, curtains, drapes or shades shall be used upon the Premises except as may be approved by Landlord; provided, however, Landlord hereby approves all awnings, curtains, drapes or shades currently located on the Premises.

B.    In addition to the Premises, Tenant shall have the right of non-exclusive use, in common with others, of (a) all unrestricted automobile parking areas, driveways and walkways, and (b) loading facilities, freight elevators and other facilities as may be constructed in the Building, all to be subject to the terms and conditions of this Lease Agreement and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.

C.    Landlord shall have the right to make changes or revisions in the site plan and in the Building so as to provide additional leasing area.  Landlord shall also have the right to construct additional buildings on the land described on Exhibit A-2 for such purposes as Landlord may deem appropriate.  Landlord also reserves all airspace rights above, below and to all sides of the Premises, including the right to make changes, alterations or provide additional leasing areas.  In exercising its rights under this Article 14 C, Landlord shall not materially alter Tenant’s access or visibility to the Premises.

D.    Landlord and Tenant agree that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Building and Tenant agrees to so advise its employees, visitors or invitees who may use such parking areas.  The parking areas shall include those areas designated by Landlord, in its sole discretion, as either restricted or unrestricted parking areas.  Any restricted parking areas shall be leased only by separate license agreement with Landlord.  Tenant further agrees not to use or permit its employees, visitors or invitees to use the parking areas for overnight storage of vehicles except on an occasional basis when special circumstances so required.

ARTICLE 15 - ASSIGNMENT AND SUBLETTING

A.    Tenant agrees not to assign, sublet, license, mortgage or encumber this Lease Agreement, the Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without  the  specific  prior  written  consent  of  Landlord  in  each  instance, which consent shall not be unreasonably withheld or delayed by Landlord.   If Tenant is a corporation, partnership or other legal entity, transfer of a controlling interest of Tenant shall be considered an assignment of this Lease Agreement for purposes of this Article.  Notwithstanding anything herein to the contrary, Tenant may, without the consent of Landlord, (i) assign this Lease Agreement or sublet all or any part of the Premises to an Affiliate of Tenant or (ii) assign this Lease Agreement to a person or entity (an “Acquiring Entity”) which acquires all, or substantially all of the assets of Tenant by purchase of capital stock or other ownership interest, purchase of assets, consolidation, merger or otherwise, provided that as demonstrated by Tenant, said Acquiring Entity has at the time of said assignment a tangible net worth at least as great as the tangible net worth of Tenant at the time of said assignment.  As used herein, an “Affiliate” of Tenant shall be deemed to be any entity which either controls, is controlled by or is under common control with Tenant, with “control” meaning the power to direct the management and policies, directly or indirectly, through the ownership of voting ownership interests.  Consent by Landlord in one such instance shall not be a waiver of Landlord’s rights under this Article as to requiring consent for any subsequent instance. In the event Tenant desires to sublet a part or all of the Premises, or assign this Lease Agreement, including to an Affiliate or Acquiring Entity of Tenant, Tenant shall give written notice to Landlord at least thirty (30) days prior to the proposed subletting or assignment, which notice shall state the name of the proposed subtenant or assignee, the terms of any sublease or assignment documents and if proposed to a person or entity other than an Affiliate of Tenant, copies of financial reports or other relevant financial information of the proposed subtenant or assignee. At Landlord’s option and with the exception of an assignment or subletting to an Affiliate of Tenant or an assignment to an Acquiring Entity of Tenant, any and all payments by the proposed assignee or subtenant with respect to the assignment or sublease shall be paid directly to Landlord, it being further agreed by the parties that notwithstanding any other provision of this Article 15 to the contrary, any “profit” form the assignment of this Lease Agreement or a subletting of the Premises shall be shared equally between Landlord and Tenant.  In any event no assignment or subletting, including to an Affiliate or Acquiring Entity of Tenant, shall release Tenant of its obligation to pay the rent and to perform all other obligations to be performed by Tenant hereunder for the Term of this Lease Agreement.  The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof.  At Landlord’s option and with the exception of an assignment or subletting to an Affiliate of Tenant or an assignment to an Acquiring Entity of Tenant, Landlord may terminate the Lease Agreement in lieu of giving its consent to any proposed assignment of this Lease Agreement or subletting of all of the Premises (which termination may be contingent upon the execution of a new lease with the proposed assignee or subtenant).

B.    Landlord’s right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, providing the purchaser succeeds to the interests of Landlord under this Lease Agreement, Landlord shall thereupon be entirely freed of all obligations of the Landlord hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance.

ARTICLE 16 - LOSS BY CASUALTY

If the Building is either destroyed by fire or other casualty or damaged to such an extent that such damage cannot reasonably be repaired within ninety (90) days, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after such damage or destruction.  If a portion of the Premises is damaged by fire or other casualty, and Landlord does not elect to terminate this Lease Agreement, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to such damage or destruction, as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises.  Notwithstanding the foregoing, if the Premises are not, in fact, so restored by Landlord within two hundred ten (210) days of the date of such fire or other casualty, Tenant shall have the right to terminate this Lease Agreement by giving written notice of termination to Landlord no later than fifteen (15) days following the end of said two hundred ten (210) day period.

ARTICLE 17 - WAIVER OF SUBROGATION

Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

ARTICLE 18 - EMINENT DOMAIN

If the entire Building is taken by eminent domain, this Lease Agreement shall automatically terminate as of the date of taking.  If a portion of the Building itself or a material portion of the land accompanying the Building is taken by eminent domain, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after the date of taking.  If all or such a significant portion of Tenant’s Premises within the Building are taken by eminent domain so that the remaining portion thereof is not suitable for the conduct of Tenant’s business as determined in the commercially reasonable judgment of the parties, then Tenant shall have the right to terminate this Lease Agreement provided it gives written notice to Landlord within sixty (60) days of the date of taking.   If a portion of the Premises is taken by eminent domain and this Lease Agreement is not terminated by either Landlord or Tenant as provided above, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to the date of taking as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises.  Further, in the event the rentable square footage of the Premises is reduced as a result of such taking, there shall be a proportionate adjustment in the rentals thereafter coming due under this Lease Agreement.  All damages awarded for such taking under the power of eminent domain shall belong to and be the sole property of Landlord, irrespective of the basis upon which they are awarded, provided, however, that nothing contained herein shall prevent Tenant from making a separate claim to the condemning authority for its moving expenses and trade fixtures.  For purposes of this Article, a taking by eminent domain shall include Landlord’s giving of a deed under threat of condemnation.

ARTICLE 19 - SURRENDER

                On the last day of the Term of this Lease Agreement or on the sooner termination thereof in accordance with the terms hereof, Tenant shall peaceably surrender the Premises in good condition and repair consistent with Tenant’s duty to make repairs as provided in Article 9 hereof.  On or before said last day, Tenant shall at its expense remove all of its equipment from the Premises, repairing any damage caused thereby, and any property not removed shall be deemed abandoned.  All alterations, additions and fixtures other than Tenant’s trade fixtures, which have been made or installed by either Landlord or Tenant upon the Premises shall remain as Landlord’s property and shall be surrendered with the Premises as a part thereof, or shall be removed by Tenant, at the option of Landlord, in which event Tenant shall at its expense repair any damage caused thereby; provided, however, Tenant shall have no obligation hereunder to remove any of the improvements to the Premises existing as of the date hereof or to remove any alteration, addition or improvement hereafter made to the Premises by or on behalf of Tenant unless within ten (10) days following Tenant’s notice of such alteration, addition or improvement under Article 12 above, Landlord notifies Tenant that removal will be so required.  It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, wordprocessing, facsimile, or electronic wiring installed by Tenant within the Premises (hereafter “Wiring”) shall be removed at Tenant’s cost at the expiration of the Term, unless Landlord has specifically requested in writing that said Wiring shall remain, whereupon said Wiring shall be surrendered with the Premises as Landlord’s property.  If the Premises are not surrendered at the end of the Term or the sooner termination thereof, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, claims made by any succeeding tenant founded on such delay.  Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for payment of rental and shall inform Landlord of combinations on any locks and safes on the Premises.

ARTICLE 20 - NON-PAYMENT OF RENT, DEFAULTS

If any one or more of the following occurs: (1) a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days following written notice by Landlord to Tenant of non-payment, except that if Landlord has given one (1) or more of such notices within the preceding twelve (12) month period, no such prior notice need be given by Landlord and Tenant shall be in default under this Lease Agreement if the payment is not made by Tenant within ten (10) days of the date the same is due and payable; (2) Tenant shall violate or default on any of the other covenants, agreements, stipulations or conditions herein, or in any parking agreement(s) or other agreements between Landlord and Tenant relating to the Premises, and such violation or default shall continue for a period of thirty (30) days (or such longer period of time, not to exceed an additional sixty (60) days, as is reasonable under the circumstances if the violation or default is of the type that cannot reasonably be cured within thirty (30) days and Tenant promptly commences such cure and at all time diligently pursues same) after written notice from Landlord of such violation or default; or (3) if Tenant shall commence or have commenced against Tenant proceedings under a bankruptcy, receivership, insolvency or similar type of action, provided, however, in the case of any involuntary proceedings, Tenant shall have a period of sixty (60) days to have such proceedings dismissed; then it shall be optional for Landlord, without further notice or demand, to cure such default or to declare this Lease Agreement forfeited and the said Term ended, or to terminate only Tenant’s right to possession of the Premises, and to re-enter the Premises, with or without process of law, using such force as may be necessary to remove all persons or chattels therefrom, and Landlord shall not be liable for damages by reason of such re-entry or forfeiture; but notwithstanding re-entry by Landlord or termination only of Tenant’s right to possession of the Premises, the liability of Tenant for the rent and all other sums provided herein shall not be relinquished or extinguished for the balance of the Term of this Lease Agreement and Landlord shall be entitled to periodically sue Tenant for all sums due under this Lease Agreement or which become due prior to judgment,  but such suit shall not bar subsequent suits for any further sums coming due thereafter.  Tenant shall be responsible for, in addition to the rentals and other sums agreed to be paid hereunder, the cost of any necessary maintenance, repair, restoration, reletting (including related cost of removal or modification of tenant improvements consistent with office use) or cure as well as reasonable attorney’s fees incurred or awarded in any suit or action instituted by Landlord to enforce the provisions of this Lease Agreement, regain possession of the Premises, or the collection of the rentals due Landlord hereunder.  Tenant shall also be liable to Landlord for the payment of a late charge in the amount of ten percent (10%) of the rental installment or other sum due Landlord hereunder if said payment has not been received within ten (10) days from the date said payment becomes due and payable, or cleared by Landlord’s bank within three (3) business days after deposit.  Tenant agrees to pay interest at the rate of twelve percent (12%) per annum or the maximum permissible rate under the applicable usury statutes, whichever is less, on all rentals and other sums due Landlord hereunder not paid within ten (10) days from the date same become due and payable.  Each right or remedy of Landlord provided for in this Lease Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease Agreement now or hereafter existing at law or in equity or by statute or otherwise.

ARTICLE 21 - LANDLORD’S DEFAULT

Landlord shall not be deemed to be in default under this Lease Agreement until Tenant has given Landlord written notice specifying the nature of the default and Landlord does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure.

ARTICLE 22 - HOLDING OVER

Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, give up immediate possession to Landlord.  If Tenant fails to give up possession the Landlord may, at its option, serve written notice upon Tenant that such holdover constitutes any one of (i) creation of a month-to-month tenancy, or (ii) creation of a tenancy at sufferance.  If Landlord does not give said notice, Tenant’s holdover shall create a tenancy at sufferance.  In any such event the tenancy shall be upon the terms and conditions of this Lease Agreement, except that the Minimum Rental shall be one hundred fifty percent (150%) of the Minimum Rental Tenant was obligated to pay Landlord under this Lease Agreement immediately prior to termination (in the case of tenancy at sufferance such Minimum Rental shall be prorated on the basis of a 365 day year for each day Tenant remains in possession); excepting further that in the case of a tenancy at sufferance, no notices shall be required prior to commencement of any legal action to gain repossession of the Premises.  In the case of a tenancy at sufferance, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant.  The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease Agreement for a breach by Tenant hereof.

ARTICLE 23 - SUBORDINATION

Tenant agrees that this Lease Agreement shall be subordinate to any mortgage(s) that may now or hereafter be placed upon the Building or any part thereof, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, and extensions thereof, provided the Mortgagee named in any such mortgage shall agree to recognize this Lease Agreement and not disturb Tenant’s rights hereunder in the event of foreclosure provided the Tenant is not in default.  This subordination and non-disturbance shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee.  In confirmation of such subordination and non-disturbance, however, Tenant shall promptly execute and deliver any instrument, in recordable form, as required by Landlord’s Mortgagee.  In the event of any Mortgagee electing to have the Lease Agreement a prior encumbrance to its mortgage, then and in such event upon such Mortgagee notifying Tenant to that effect, this Lease Agreement shall be deemed prior in encumbrance to the said mortgage, whether this Lease Agreement is dated prior to or subsequent to the date of said mortgage.

ARTICLE 24 - INDEMNITY, INSURANCE AND SECURITY

                A.    Tenant will keep in force at its own expense for so long as this Lease Agreement remains in effect public liability insurance with respect to the Premises in which Landlord shall be named as an additional insured, in companies and in form acceptable to Landlord with a minimum combined limit of liability of Two Million Dollars ($2,000,000.00).  This limit shall apply per location.  Said insurance shall also provide for contractual liability coverage by endorsement.  Tenant shall further provide for business interruption insurance to cover a period of not less than six (6) months.  Tenant will further deposit with Landlord the policy or policies of such insurance or certificates thereof, or other acceptable evidence that such insurance is in effect, which evidence shall provide that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change, or failure to renew the insurance.  Subject to Article 17 hereof with respect to damage to property and except to the extent caused by the negligence or willful misconduct of the party seeking indemnification, each party covenants and agrees to indemnify and hold the other party (including in the case of Tenant as the indemnifying party, Landlord’s property manager) harmless for any claim, loss or damage, including reasonable attorney’s fees, suffered by the other party or such property manager caused by: i) any act or omission by the indemnifying party, its employees, contractors or agents in, at, or around the Premises or the Building; ii) the conduct or management of any work or thing whatsoever done by the indemnifying party, its contractors, agents or employees in or about the Premises or the Building; or iii) the indemnifying party’s failure to comply with any and all Laws in breach or violation of Tenant’s obligations under Article 10 of this Lease Agreement in the case of Tenant as the indemnifying party or that are applicable to the Building (exclusive of the Premises) in the case of Landlord as the indemnifying party.  The parties’ respective indemnity obligations under this Article 24 shall survive the expiration or earlier termination of this Lease Agreement.  If Tenant shall not comply with its covenants made in this Article 24, Landlord may, at its option upon fifteen (15) days’ prior written notice to Tenant, cause insurance as aforesaid to be issued and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord’s demand.

B.    Tenant shall be responsible for the security and safeguarding of the Premises and all property kept, stored or maintained in the Premises.  Landlord will make available to Tenant, at Tenant’s request, the plans and specifications for construction of the Building and the Premises. The placement and sufficiency of all safes, vaults, cash or security drawers, cabinets or the like placed upon the Premises by Tenant shall be at the sole responsibility and risk of Tenant.  Tenant shall maintain in force throughout the Term, insurance upon all contents of the Premises, including that owned by others and Tenant’s equipment and any alterations, additions, fixtures, or improvements in the Premises acknowledged by Landlord to be the Tenant’s.

C.    Landlord shall carry and cause to be in full force and effect a fire and extended coverage insurance policy on the Building, but not contents owned, leased or otherwise in possession of Tenant.  The cost of such insurance shall be an Operating Expense.

ARTICLE 25 - NOTICES, DEMANDS AND OTHER INSTRUMENTS

All notices, demands, requests, consents, approvals and other instruments required or permitted to be given pursuant to the terms of this Lease Agreement shall be in writing and shall be deemed to have been properly given if (a) with respect to Tenant, sent by registered mail, postage prepaid, or sent by telegram, overnight express courier, facsimile followed by overnight express delivery or delivered by hand, in each case addressed to Tenant at the address for the Premises, and (b) with respect to Landlord, sent by registered mail, postage prepaid, or sent by telegram, overnight express courier, facsimile followed by overnight express delivery or delivered by hand in each case, addressed to Landlord at its address first above set forth along with a copy to any Mortgagee, if Tenant has been advised of the address for such Mortgagee, delivered in the same manner; provided however that in no event shall Minimum Rental or Additional Rental be deemed to have been made, given or delivered until actually received by Landlord.  Landlord and Tenant shall each have the right from time to time to specify as its address for purposes of this Lease Agreement any other address in the United States of America upon fifteen (15) days’ written notice thereof, similarly given, to the other party and any Mortgagee.

ARTICLE 26 - APPLICABLE LAW

This Lease Agreement shall be construed under the laws of the State of Minnesota.

ARTICLE 27 - MECHANICS’ LIEN

In the event any mechanic’s lien shall at any time be filed against the Premises or any part of the Building by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record or if contested by appropriate proceedings, bonded over.  If Tenant shall fail to cause such lien forthwith to be so discharged or bonded over within twenty (20) days after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand.

ARTICLE 28 - QUIET ENJOYMENT

Landlord covenants that it has the right to make and enter into this Lease Agreement for the Term hereof and covenants that so long as Tenant complies with its obligations under this Lease Agreement, Tenant shall, during the Term of this Lease Agreement or any extensions thereof, peaceably and quietly occupy and enjoy the Premises subject, however, to the express provisions of this Lease Agreement.

ARTICLE 29 - BROKERAGE

Each of the parties represents and warrants that except only as may be provided below in this Article 29, there are no claims for brokerage commissions or finder’s fees (collectively “Leasing Commissions”) in connection with this Lease Agreement, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, the cost of attorney’s fees in connection therewith.  Landlord agrees to pay any Leasing Commission payable to Landlord’s broker, United Properties Brokerage LLC on account of this Lease Agreement.  Landlord further agrees to pay a Leasing Commission to Tenant’s broker, CB Richard Ellis, Inc. in the total amount of $9,850.50 ($1.50 per rentable square foot of Premises), payable one half (1/2) upon full execution of this Lease Agreement and one half (1/2) upon occupancy of the Premises by Tenant and the commencement of Tenant’s obligation to pay Minimum Rental therefor.

ARTICLE 30 - SUBSTITUTION

Landlord reserves the right, on thirty (30) days written notice to Tenant, to substitute other premises within the Building for the Premises hereunder.  The substituted premises shall contain substantially the same square footage as the Premises, shall contain comparable improvements, and the Minimum Rental shall not exceed the Minimum Rental per rentable square foot specified in Article 3 hereof.  Upon presentation to Landlord of paid receipts or other reasonable evidence of payment by Tenant, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses actually incurred by Tenant in moving to the substituted premises, including the cost of a reasonable supply of replacement stationery.

ARTICLE 31 - ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

Each party hereto agrees that at any time, and from time to time during the Term of this Lease Agreement (but not more often than twice in each calendar year), within ten (10) days after request by the other party hereto, it will execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or mortgagee designated by such other party, an estoppel certificate in a form acceptable to Landlord.  Tenant agrees that unless its annual report is readily available to the public, Tenant will provide Landlord (but not more often than twice in any calendar year), within ten (10) days of request, the then most current financial statements of Tenant and of any guarantors of this Lease Agreement which may subsequently guarantee this Lease Agreement, which shall be certified by Tenant, and if available, shall be audited and certified by a certified public accountant.  Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective Mortgagees or purchasers of the Building.

ARTICLE 32 - GENERAL

                This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant.  No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.  The covenants of Tenant to pay the Minimum Rental and the Additional Rental are each independent of any other covenant, condition, or provision contained in this Lease Agreement.  The marginal or topical headings of the several Articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such Articles, paragraphs or clauses.  All preliminary negotiations are merged into and incorporated in this Lease Agreement.  This Lease Agreement can only be modified or amended by an agreement in writing signed by the parties hereto.  All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto.  If any term or provision of this Lease Agreement shall to any extent be held invalid or unenforceable, the remainder shall not be affected thereby, and each other term and provision of this Lease Agreement shall be valid and be enforced to the fullest extent permitted by law.  If Tenant is a legal entity, each individual executing this Lease Agreement on behalf of said entity represents and warrants that he is duly authorized to execute and deliver this Lease Agreement on behalf of said entity in accordance with a duly adopted resolution of the governing body of said entity or in accordance with the organizational documents of said entity, and that this Lease Agreement is binding upon said entity in accordance with its terms.  No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement of any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (i) recover the remaining balance of such unpaid rent or (ii) pursue any other remedy provided in this Lease Agreement.  Neither party shall record this Lease Agreement or any memorandum thereof, and any such recordation shall be a breach of this Lease Agreement void, and without effect.  Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained.  Submission of this instrument for examination does not constitute a reservation of or option for the Premises, and this Lease Agreement shall become effective only upon execution and delivery thereof by Landlord and Tenant.

ARTICLE 33 - SECURITY DEPOSIT

Upon the execution hereof, Tenant agrees to pay Landlord the sum of $22,130.79 (the “Security Deposit”) to guarantee the payment of rent and the performance by Tenant of all the terms of this Lease Agreement. Such amount held as a Security Deposit shall bear no interest.  Upon the occurrence of any default hereunder by Tenant, Landlord may use said Security Deposit to the extent necessary to cure such default, whether rent or otherwise.  Any remaining balance of said Security Deposit shall be returned to Tenant upon compliance with the terms hereof and acceptance of the vacated Premises by Landlord.  Tenant understands that its potential liability under this Lease Agreement is not limited to the amount of the Security Deposit.  Use of such Security Deposit by Landlord shall not constitute a waiver, but is in addition to other remedies available to Landlord under this Lease Agreement and under law.  Upon the use of all or any part of the Security Deposit to cure any default of Tenant, Tenant shall forthwith deposit with Landlord the amount of Security Deposit so used.

ARTICLE 34 - EXCULPATION

Tenant agrees to look solely to Landlord’s interest in the Building for the recovery of any judgment from Landlord, it being agreed that Landlord and Landlord’s partners, whether general or limited (if Landlord is a partnership) or its directors, governors, officers, managers, members or shareholders (if Landlord is a limited liability company or corporation), shall never be personally liable for any such judgment.

ARTICLE 35 - SUBMISSION

                Submission of this Lease Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Lease Agreement unless and until this Lease Agreement is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease Agreement to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

IN WITNESS WHEREOF this Lease Agreement has been duly executed by the parties hereto as of the day and year indicated above.

TENANT: CORVU CORPORATION		LANDLORD: UNITED PROPERTIES INVESTMENT LLC

By:		By:

	Its:		Its:

By:		By:

	Its:		Its:

Date: August __, 2002		Date: August __, 2002

LIST OF EXHIBITS

Exhibit A-1 (depiction of office layout)

Exhibit A-2 (depiction of building layout)

Exhibit B

EXHIBIT B

OPERATING EXPENSE EXCLUSIONS

Notwithstanding anything in the Lease Agreement to the contrary, the following shall be excluded from Operating Expenses under the Lease Agreement:

(i)

Attorney’s fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants of the Building or Complex;

(ii)

Costs of correcting defects in the design or construction of the Premises, Building or Complex (including latent defects in the Premises, Building or Complex) or in the equipment thereon, except that conditions resulting from ordinary wear and tear shall not be deemed defects;

(iii)

Costs in excess of $50,000.00 relating to Hazardous Materials (as defined in Article 34 of the Lease Agreement) or any costs relating to Hazardous Materials to the extent Landlord is reimbursed by insurance proceeds, except to the extent caused, installed, disposed of or released by Tenant.  Landlord agrees that any Hazardous Materials costs that are otherwise includable in Operating Expenses shall be allocated in the commercially reasonable judgment of Landlord to and among the Building and the other buildings in the Complex;

(iv)	Costs relating to the breach of any warranty, representation or covenant of Landlord under this Lease Agreement;

(v)	Any management fees in excess of 5% of the gross rents for the period in question;

(vi)	Interest on debt or payments on any mortgage, and rental under any ground or underlying leases;

(vii)	Depreciation and amortization, except as may be expressly provided for in this Article 6;

(viii)	Costs which under generally accepted accounting principles, consistently applied, are capitalized (except as provided for in the Lease Agreement);

(ix)

Costs of Landlord’s general corporate and/or partnership overhead and general administrative expenses which would not be chargeable to operating costs of the Building or Complex in accordance with generally accepted accounting principles, consistently applied;

(x)	All items and services for which Tenant is expressly required under this Lease Agreement to pay to third parties;

(xi)	Costs incurred in leasing, advertising for the Building or Complex or other marketing or promotional activity specifically and primarily designed for marketing space in the Building or Complex;

(xii)	Salaries and bonuses of officers and executives of Landlord above the level of building manager;

(xiii)	Any bad debt expense or bad debt reserve;

(xiv)	All interest and penalties incurred as a result of Landlord’s failure to pay any costs as the same shall come due;

(xv)	Cost of tenant improvements;

(xvi)	Costs of services, repairs or maintenance paid for by proceeds of insurance or by other tenants or third parties;

(xvii)

Special services to other tenants (i.e., costs of electricity outside normal business hours sold to tenants of the Building by Landlord or any other special service whether or not Landlord receives reimbursement from such tenants as an additional charge);

(xviii)	Costs arising from the negligence or intentional misconduct of Landlord or Landlord’s agents;

(xix)

Repairs or other work occasioned by fire, windstorm or other casualty to the extent that the costs thereof are reimbursed to Landlord by insurers (or would have been reimbursed had the insurance required of Landlord under the Lease Agreement been maintained), or by governmental authorities in eminent domain;

(xx)	Leasing commissions;

(xxi)	All costs incurred in connection with or directly related to the original construction (as distinguished from operation, repair or maintenance) of the Building;

(xxii)	Legal and other fees, leasing commissions, advertising expenses and other costs incurred in connection with acquisition or original development or original leasing of the Building;